LOUISIANA-PACIFIC                               NEWS RELEASE
     111 S. W. Fifth Avenue
     Portland, OR 97204
     503/221-0800
     FAX 503/796-0107


    Release No. 124-6-8
    Contact:

                                              Bill Hebert (Investor Relations)
                                              503/221-0800

                                              Gerry Soud (Media Relations)
                                              503/221-0800



    LOUISIANA-PACIFIC FINALIZES SALE OF CALIFORNIA ASSETS

              (Portland,  Ore; June 30, 1998) -- Louisiana-Pacific  Corp. (NYSE:
    LPX) today announced that it has completed the previously announced sales of its 300,000 acres of redwood timberlands, associated sawmill, manufacturing and distribution operations in Northern California in two separate transactions to Simpson Investment Company and Sansome Forest Partners, L.P., and its subsidiaries.

              "Closing these sales represents a significant step toward completing the divestiture of Louisiana-Pacific's non-strategic assets," said Mark A. Suwyn, L-P's chairman and CEO. "The financial resources available through these sales allows us to rapidly advance our goals. This is good news for the customers, shareholders, and employees of L-P."

              The California sales bring total proceeds to date from asset sales associated with the company's restructuring plan to over three-quarters of a billion dollars. The funds will provide the company with significant flexibility to grow and improve its core businesses in the building products market through internal investments in existing businesses, acquisitions, and reduction of debt or implementation of a share repurchase program.


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Louisiana-Pacific - Page 2

               Louisiana-Pacific, now in its 25th year, is a major building products company headquartered in Portland, Oregon with manufacturing facilities throughout the United States and in Canada and Ireland.


    Forward Looking Statements
    Some statements in this document may constitute forward-looking statements within the meaning of the federal securities laws. Forward looking statements include, without limitation, statements regarding the outlook for future operations, forecasts of futures costs and expenditures, evaluation of market conditions, the outcome of legal proceedings, the adequacy of reserves, or plans for product development. Investors are cautioned that forward looking statements are subject to an inherent risk that actual results may vary materially from those described herein. Factors that may result in such variance, in addition to those set forth under the above captions, include changes in interest rates, commodity prices, and other economic conditions; actions by competitors, changing weather conditions and other natural phenomena; actions by government authorities; uncertainties associated with legal proceedings; technological developments; future decisions by management in response to changing conditions; and misjudgments in the course of preparing forward looking statements.

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